Exhibit 99.1

Arbor Realty Trust Reports Fourth Quarter and Full Year 2014

Results and Declares Common Stock Dividend

Fourth Quarter Highlights:

-	Net income of $5.0 million, or $0.10 per diluted common share

-	AFFO of $7.0 million, or $0.14 per diluted common share[1]

-	Redeemed CLO I replacing $87.5 million in notes primarily with capacity from existing facilities, reducing borrowing costs by approximately 150 basis points

-	Recorded gains of $2.6 million from the sales of real estate owned assets and an equity investment

-	Originated $212 million of new loans

-	Declares a cash dividend of $0.13 per share of common stock

Full Year Highlights:

-	Net income of $85.8 million, or $1.70 per diluted common share

-	AFFO of $95.4 million, or $1.89 per diluted common share and AFFO of $37.3 million, or $0.74 per diluted common share excluding the recognition of a $58.1 million non-cash net gain related to the 450 West 33rd Street transaction[1]

-	Recorded gains of $10.3 million from the sales of real estate owned assets and equity investments

-	Increased GAAP book value by $1.31, or 17%, to $8.84 per common share

-	Closed a third collateralized loan obligation totaling $375 million

-	Issued $97.9 million of senior unsecured notes

-	Raised $28.1 million of capital through two stock offerings

-	Increased the capacity of financing facilities by $70 million

-	Originated over $900 million of new loans

-	Declared cash dividends of $0.52 per share of common stock

Recent Developments:

-	Redeemed legacy CDOs I and II primarily with a new warehouse facility and CDO cash; releasing approximately $30 million of cash equity that was previously held in these vehicles

Uniondale, NY, February 13, 2015 -- Arbor Realty Trust, Inc. (NYSE: ABR), today announced financial results for the fourth quarter and year ended December 31, 2014. Arbor reported net income for the quarter of $5.0 million, or $0.10 per diluted common share, compared to $3.4 million, or $0.07 per diluted common share for the quarter ended December 31, 2013. Net income for the year was $85.8 million, or $1.70 per diluted common share, compared to $16.7 million, or $0.39 per diluted common share for the year ended December 31, 2013. Adjusted funds from operations (“AFFO”) for the quarter was $7.0 million, or $0.14 per diluted common share, compared to $5.5 million, or $0.11 per diluted common share for the quarter ended December 31, 2013. AFFO for the year was $95.4 million, or $1.89 per diluted common share, compared to $25.6 million, or $0.60 per diluted common share for the year ended December 31, 2013.1 Excluding the impact of a $58.1 million non-cash net gain related to the 450 West 33rd Street transaction recorded in the third quarter of 2014, AFFO for the year ended December 31, 2014 was $37.3 million, or $0.74 per diluted common share.

Portfolio Activity

Loan and investment portfolio activity during the fourth quarter of 2014 consisted of:

  21 new loan originations totaling $212.4 million, of which 20 were bridge loans for $209.9 million.

  Payoffs and pay downs on 25 loans totaling $281.6 million.

At December 31, 2014, the loan and investment portfolio’s unpaid principal balance, excluding loan loss reserves, was approximately $1.60 billion, with a weighted average current interest pay rate of 5.44%, compared to $1.66 billion and 5.41% at September 30, 2014. Including certain fees earned and costs associated with the loan and investment portfolio, the weighted average current interest pay rate was 6.16% at December 31, 2014, compared to 6.14% at September 30, 2014.

As of December 31, 2014, Arbor’s loan portfolio consisted of 30% fixed-rate and 70% variable-rate loans.

The average balance of the Company’s loan and investment portfolio during the fourth quarter of 2014, excluding loan loss reserves, was $1.64 billion and the average yield on these assets for the quarter was 6.43%, compared to $1.68 billion and 6.99% for the third quarter of 2014. The reduction in average yield was primarily due to a decrease in income from the acceleration of fees on early loan payoffs in the fourth quarter as compared to the third quarter.

The Company recorded $1.2 million in loan loss reserves related to one loan with a carrying value of $112.8 million before loan loss reserves. The Company also recorded $2.1 million of net recoveries of previously recorded loan loss reserves during the quarter. At December 31, 2014, the Company’s total loan loss reserves were $115.5 million relating to 10 loans with an aggregate carrying value before loan loss reserves of $221.6 million.

The Company had three non-performing loans with a carrying value of $7.0 million, net of related loan loss reserves of $34.0 million as of December 31, 2014, as compared to two loans with a carrying value of $6.3 million, net of related loan loss reserves of $34.0 million as of September 30, 2014.

Financing Activity

In December 2014, the Company completed the unwind of its $125.1 million collateralized loan obligation (“CLO I”). CLO I’s $87.5 million of outstanding notes were redeemed and repaid with proceeds received from the refinancing of the remaining assets with the Company’s existing financing facilities and cash held by CLO I. Consequently, borrowing costs related to these assets were reduced by approximately 150 basis points from approximately 4.3% in CLO I to approximately 2.8% in the Company’s existing financing facilities.

The balance of debt that finances the Company’s loan and investment portfolio at December 31, 2014 was approximately $1.23 billion with a weighted average interest rate including fees of 4.07%, as compared to approximately $1.24 billion and a rate of 4.06% at September 30, 2014. The average balance of debt that finances the Company’s loan and investment portfolio for the fourth quarter of 2014 was approximately $1.20 billion, as compared to approximately $1.23 billion for the third quarter of 2014. The average cost of borrowings for the fourth quarter was 4.56%, compared to 3.97% for the third quarter of 2014. The increase in the average cost of borrowings was primarily due to $1.0 million of accelerated deferred financing costs related to the unwind of CLO I in the fourth quarter of 2014.

In January 2015, the Company completed the unwind of two legacy collateralized debt obligations (“CDO I and II”), redeeming $167.9 million of its outstanding notes. The notes were repaid primarily from proceeds received from the refinancing of CDO I and II’s remaining assets with a new $150 million warehouse facility and the Company’s existing financing facilities, as well as cash held by each CDO. The $150 million warehouse facility has a two year term with a one year extension option, a spread over LIBOR of 212.5 basis points on senior mortgage loans, a structuring fee of 50 basis points and contains certain financial covenants and restrictions. As a result of this transaction, the Company generated approximately $30 million of cash equity that was previously held in these CDO vehicles.

The Company is subject to various financial covenants and restrictions under the terms of its CDO/CLO vehicles and financing facilities. The Company’s CDO/CLO vehicles contain interest coverage and asset over collateralization covenants that must be met as of the waterfall distribution date in order for the Company to receive such payments. The Company believes it was in compliance with all financial covenants and restrictions as of December 31, 2014 and as of the most recent determination dates in January 2015 as summarized in the chart below.

Cash Flow Triggers	CDO III	CLO II	CLO III

Overcollateralization (1)

Current	111.34%	146.89%	133.33%

Limit	105.60%	144.25%	132.33%

Pass / Fail	Pass	Pass	Pass

Interest Coverage (2)

Current	349.38%	313.35%	274.85%

Limit	105.60%	120.00%	120.00%

Pass / Fail	Pass	Pass	Pass

(1) The overcollateralization ratio divides the total principal balance of all collateral in the CDO/CLO by the total principal balance of the bonds associated with the applicable ratio. To the extent an asset is considered a defaulted security, the asset’s principal balance for purposes of the overcollateralization test is the lesser of the asset’s market value or the principal balance of the defaulted asset multiplied by the asset’s recovery rate which is determined by the rating agencies.

(2) The interest coverage ratio divides interest income by interest expense for the classes senior to those retained by the Company.

Sales of Real Estate and Equity Investments

During the quarter, the Company sold two real estate properties which were previously classified as held for sale for $19.0 million and recorded a gain on sale of $1.8 million. In addition, the Company sold a $0.3 million equity interest in a joint venture and recorded a gain on sale of $0.8 million.

Common Dividend

The Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.13 per share of common stock for the quarter ended December 31, 2014. The dividend is payable on March 2, 2015 to common shareholders of record on February 25, 2015. The ex-dividend date is February 23, 2015.

Preferred Dividends

As previously announced, the Board of Directors has declared cash dividends on the Company's Series A, Series B and Series C cumulative redeemable preferred stock reflecting accrued dividends from December 1, 2014 through February 28, 2015. The dividends are payable on March 2, 2015 to shareholders of record on February 15, 2015. The Company will pay total dividends of $0.515625, $0.484375 and $0.53125 per share on the Series A, Series B and Series C preferred stock, respectively.

Earnings Conference Call

Management will host a conference call today at 10:00 a.m. ET. A live webcast of the conference call will be available at www.arborrealtytrust.com in the investor relations area of the website. Those without web access should access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are (800) 706-7745 for domestic callers and (617) 614-3472 for international callers. Please use participant passcode 89490659.

After the live webcast, the call will remain available on the Company's website, www.arborrealtytrust.com, through March 13, 2015. In addition, a telephonic replay of the call will be available until February 20, 2015. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. Please use passcode 73007350.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multifamily and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 14 offices in the US that specializes in debt and equity financing for multi-family and commercial real estate. For more information about Arbor Realty Trust, Inc., visit www.arborrealtytrust.com.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

1. Non-GAAP Financial Measures

During the quarterly earnings conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A supplemental schedule of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 9 and 10 of this release.

Contacts:

Arbor Realty Trust, Inc.

Paul Elenio, Chief Financial Officer

516-506-4422

pelenio@arbor.com

Media:

Bonnie Habyan, EVP of Marketing

516-506-4615

bhabyan@arbor.com

Investors:

The Ruth Group

Joseph Green

646-536-7013

jgreen@theruthgroup.com

 ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

	(Unaudited)	(Unaudited)

Interest income	$26,654,100	$25,970,712	$106,716,344	$99,031,623
Interest expense	13,755,449	10,444,109	47,903,458	42,065,151
Net interest income	12,898,651	15,526,603	58,812,886	56,966,472

Other revenue:
Property operating income	5,937,901	5,461,152	32,641,249	30,127,260
Other income, net	118,564	557,363	1,645,465	2,290,714
Total other revenue	6,056,465	6,018,515	34,286,714	32,417,974

Other expenses:
Employee compensation and benefits	3,400,004	2,994,693	13,978,223	12,042,332
Selling and administrative	2,093,042	2,144,160	9,600,139	10,603,247
Property operating expenses	6,170,398	6,031,977	27,857,460	26,728,174
Depreciation and amortization	1,595,018	1,922,205	7,371,737	7,250,601
Impairment loss on real estate owned	-	1,000,000	250,000	1,000,000
Provision for loan losses (net of recoveries)	(899,206)	215,544	(308,511)	4,287,652
Management fee - related party	2,500,000	2,500,000	9,900,000	10,900,000
Total other expenses	14,859,256	16,808,579	68,649,048	72,812,006

Income before gain on sale of equity interest, incentive
management fee, gain on extinguishment of debt, gain on
sale of real estate and income (loss) from equity affiliates	4,095,860	4,736,539	24,450,552	16,572,440
Gain on sale of equity interest	819,067	-	85,793,466	-
Incentive management fee - equity interest - related party	-	-	(19,047,949)	-
Gain on extinguishment of debt	-	-	-	4,930,772
Gain on sale of real estate, net	1,803,512	-	1,603,763	-
Income (loss) from equity affiliates	219,287	40,937	248,658	(204,475)

Net income	6,937,726	4,777,476	93,048,490	21,298,737

Preferred stock dividends	1,888,430	1,410,305	7,256,255	4,506,583
Net income attributable to noncontrolling interest	-	-	-	124,199

Net income attributable to Arbor Realty Trust, Inc.
common stockholders	$5,049,296	$3,367,171	$85,792,235	$16,667,955

Basic earnings per common share	$0.10	$0.07	$1.71	$0.39

Diluted earnings per common share	$0.10	$0.07	$1.70	$0.39

Dividends declared per common share	$0.13	$0.13	$0.52	$0.50

Weighted average number of shares
of common stock outstanding:

Basic	50,477,308	49,136,308	50,143,648	42,399,872

Diluted	50,477,308	49,537,029	50,368,344	42,835,144

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$50,417,745	$60,389,552
Restricted cash	218,100,529	54,962,316
Loans and investments, net	1,459,475,650	1,523,699,653
Available-for-sale securities, at fair value	2,499,709	37,315,652
Investments in equity affiliates	4,869,066	4,680,306
Real estate owned, net	84,925,641	111,718,177
Real estate held-for-sale, net	14,381,733	11,477,676
Due from related party	36,515	98,058
Prepaid management fee - related party	-	19,047,949
Other assets	45,716,002	54,083,143
Total assets	$1,880,422,590	$1,877,472,482

Liabilities and Equity:
Credit facilities and repurchase agreements	$180,386,200	$159,125,023
Collateralized debt obligations	331,395,126	639,622,981
Collateralized loan obligations	458,250,000	264,500,000
Senior unsecured notes	97,860,025	-
Junior subordinated notes to subsidiary trust issuing preferred securities	159,833,260	159,291,427
Notes payable	1,300,000	2,500,000
Mortgage note payable – real estate owned	21,865,136	42,745,650
Mortgage note payable – real estate held-for-sale	9,119,221	11,005,354
Due to related party	2,653,333	2,794,087
Due to borrowers	32,972,606	20,326,030
Deferred revenue	-	77,123,133
Other liabilities	49,332,212	60,842,515
Total liabilities	1,344,967,119	1,439,876,200

Equity:
Preferred stock, cumulative, redeemable, $0.01 par value: 100,000,000 shares authorized; 8.25% Series A, $38,787,500 aggregate liquidation preference; 1,551,500 issued and outstanding at December 31, 2014 and 2013; 7.75% Series B, $31,500,000 aggregate liquidation preference; 1,260,000 issued and outstanding at December 31, 2014 and 2013; 8.50% Series C, $22,500,000 aggregate liquidation preference; 900,000 issued and outstanding at December 31, 2014, no shares issued and outstanding at December 31, 2013	89,295,905	67,654,655
Common stock, $0.01 par value: 500,000,000 shares authorized; 53,128,075 shares issued, 50,477,308 shares outstanding at December 31, 2014 and 51,787,075 shares issued, 49,136,308 shares outstanding at December 31, 2013	531,280	517,870
Additional paid-in capital	629,880,774	623,993,245
Treasury stock, at cost - 2,650,767 shares at December 31, 2014 and 2013	(17,100,916)	(17,100,916)
Accumulated deficit	(152,483,322)	(212,231,319)
Accumulated other comprehensive loss	(14,668,250)	(25,237,253)
Total stockholders' equity	535,455,471	437,596,282
Total liabilities and equity	$1,880,422,590	$1,877,472,482

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

Supplemental Schedule of Non-GAAP Financial Measures -

Funds from Operations and Adjusted Funds from Operations

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income attributable to Arbor Realty Trust, Inc. common stockholders	$5,049,296	$3,367,171	$85,792,235	$16,667,955
Subtract:
Gain on sale of real estate, net	(1,803,512)	-	(1,603,763)	-
Add:
Impairment loss on real estate owned	-	1,000,000	250,000	1,000,000
Depreciation - real estate owned and held-
for-sale	1,595,018	1,922,205	7,371,737	7,250,601
Depreciation - investment in equity affiliates	64,742	22,599	268,224	90,396
Funds from operations ("FFO")	$4,905,544	$6,311,975	$92,078,433	$25,008,952
Subtract:
Impairment loss on real estate owned	-	(1,000,000)	(250,000)	(1,000,000)
Add:
Gain on sale of real estate, net	1,803,512	-	1,603,763	-
Stock-based compensation	300,808	167,936	1,989,439	1,600,142
Adjusted funds from operations ("AFFO")	$7,009,864	$5,479,911	$95,421,635	$25,609,094
Diluted FFO per common share	$0.10	$0.13	$1.83	$0.58
Diluted AFFO per common share	$0.14	$0.11	$1.89	$0.60
Diluted weighted average shares outstanding	50,477,308	49,537,029	50,368,344	42,835,144

Arbor is presenting FFO and AFFO, because management believes they are important supplemental measures of the Company’s operating performance in that they are frequently used by analysts, investors and other parties in the evaluation of REITs.  The National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss) attributable to common stockholders (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated real properties, plus impairments of depreciated real properties and real estate related depreciation and amortization, and after adjustments for unconsolidated ventures.

The Company defines AFFO as funds from operations adjusted for accounting items such as non-cash stock-based compensation expense, as well as the add back of impairment losses on real estate and gains/losses on sales of real estate. The Company is generally not in the business of operating real estate owned property and has obtained real estate by foreclosure or through partial or full settlement of mortgage debt related to the Company's loans to maximize the value of the collateral and minimize the Company's exposure.  Therefore, the Company deems such impairment and gains/losses on real estate as an extension of the asset management of the Company's loans, thus a recovery of principal or additional loss on the Company's initial investment.

FFO and AFFO are not intended to be an indication of our cash flow from operating activities (determined in accordance with GAAP) or a measure of our liquidity, nor is it entirely indicative of funding our cash needs, including our ability to make cash distributions.  Arbor’s calculation of FFO and AFFO may be different from the calculations used by other companies and, therefore, comparability may be limited.

Excluding the impact of a $58.1 million non-cash net gain related to the 450 West 33rd Street transaction recorded in the third quarter of 2014,  full year 2014 FFO was $34.0 million, or $0.68 per diluted common share and AFFO was $37.3 million, or $0.74 per diluted common share.

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

Supplemental Schedule of Non-GAAP Financial Measures (Continued) -

 Adjusted and GAAP Book Value per Common Share

 (Unaudited)

December 31, 2014

GAAP Arbor Realty Trust, Inc. Stockholders' Equity	$535,455,471
Subtract: Cumulative redeemable preferred stock	(89,295,905)

GAAP Arbor Realty Trust, Inc. Common Stockholders' Equity	446,159,566

Add: Unrealized loss on derivative instruments	13,908,163

Adjusted Arbor Realty Trust, Inc. Common Stockholders' Equity	$460,067,729

Adjusted book value per common share	$9.11

GAAP book value per common share	$8.84

Common shares outstanding	50,477,308

Given the significance of the unrealized gain/loss position of our qualifying derivative instruments, Arbor has elected to report adjusted book value per common share for the affected period to currently reflect the removal of the temporary nature of unrealized gains/losses as a component of equity from qualifying interest rate swaps on our financial position.  Over time, as these qualifying interest rate swaps reach their maturity, the fair value of these swaps will return to their original par value. Management considers this non-GAAP financial measure to be an effective indicator of Arbor’s financial condition. Arbor’s management does not advocate that investors consider this non-GAAP financial measure in isolation from, or as a substitute for, financial measures prepared in accordance with GAAP.